Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION ANNOUNCES

BRANCH OFFICE SALES AND CONSOLIDATIONS

Milwaukee, Wisconsin

April 4, 2017

Bank Mutual Corporation (Nasdaq: BKMU) announced today that it has entered into an agreement to sell five retail branch offices, including $52.6 million in deposits and $13.2 million in loans associated with the offices, to another financial institution. In addition, Bank Mutual Corporation (“Bank Mutual”) announced that it will consolidate two retail branch offices into other nearby locations. Once fully implemented, management anticipates that these decisions will provide approximately $1.3 million in net benefit to pre-tax earnings on an annualized basis.

The pending sale consists of one office in Kenosha, two in Racine, and two in Sheboygan, Wisconsin, and is expected to close in the third quarter, subject to the necessary regulatory approvals. Customers of these offices will receive additional information regarding the impact of the sale in the near future. After the sale closes, Bank Mutual will have no retail branch offices in these communities. Terms of the transaction were not announced.

The branch offices Bank Mutual is consolidating are located in Monona and Neenah, Wisconsin. Bank Mutual expects to complete the consolidations in June and will continue to provide products and services to the affected customers through other nearby locations, as well as its electronic and mobile banking channels. Customers of these offices have already been notified of the consolidations. Consistent with its past experience combining retail branch offices, management of Bank Mutual believes that it will retain the majority of the deposits and loans that are currently serviced through the consolidated locations, which aggregated $19.1 million and $9.6 million, respectively, as of December 31, 2016. However, there can be no assurances. Finally, management anticipates that only a few employees will be impacted by the consolidations due to recent attrition and opportunities for comparable positions at nearby Bank Mutual locations.

In connection with the sale and consolidation of these offices, Bank Mutual expects to incur one-time costs of approximately $250,000, composed primarily of asset disposition costs, employment severance costs, data processing costs, and professional fees, $71,000 of which will be recorded in the first quarter. The remainder is expected to be recorded in the third quarter.

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The sale and branch consolidations are subject to the filing of appropriate notices with and/or approvals of regulatory agencies. After the sales and consolidations, Bank Mutual will operate 57 banking locations in Wisconsin and one in Minnesota.

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This release contains various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management.  Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “expect,” “intends,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements.  The benefits expected to be realized from these actions will depend in part on their ultimate timing and successful implementation, the receipt of and any conditions to regulatory approvals, customer reactions, and other matters outside of Bank Mutual’s control. In addition to the factors discussed in this release, refer to "Cautionary Statement" and "Risk Factors" included in Bank Mutual’s 2016 Annual Report on Form 10-K for a list of additional factors that could cause actual results to differ from what is stated or expected in this release.

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